[DESCRIPTION] REGISTRATION OF A CLASS OF SECURITIES

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           COOKER RESTAURANT CORPORATION
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             (Exact Name of Registrant as Specified in its Charter)

               OHIO                                   62-1292102
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(State of Incorporation or Organization)    (I.R.S. Employer Identification no.)

    5500 Village Boulevard
    West Palm Beach, Florida                                  33407
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    (Address of Principal Executive Offices)               (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class                   Name of each exchange on which
        to be so registered                   each class is to be registered

       Common Stock, without par value              American Stock Exchange
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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [_]

Securities Act registration statement file number to which this form relates:
N/A

Securities to be registered pursuant to Section 12(g) of the Act:

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                                (Title of class)


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                                (Title of class)


                 INFORMATION REQUIRED IN REGISTRATION STATEMENT
         ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

The issued and outstanding Common Shares are duly authorized, validly issued, fully paid and nonassessable. Holders of Common Shares are entitled to one vote per share on all matters that properly come before the shareholders, including the election of directors. The Common Shares do not have cumulative voting rights and, therefore, a simple majority of the Common Shares present and voting at a meeting of shareholders will be able to elect all of the directors to be elected at such meeting. Holders of Common Shares are entitled to receive dividends when, as and if declared by the Board of Directors of the Company out of funds legally available therefor. Under the Registrant,s loan agreements, dividends may be declared in any fiscal year providing such dividends do not cause the Registrant to be in default on the loans. In the event of the liquidation, dissolution or winding up of the affairs of the Company, holders of Common Shares are entitled to receive ratably the net assets of the Company available for distribution after the Company's creditors are paid. Holders of Common Shares have no preemptive, redemption or conversion rights.

Pursuant to the Company's Shareholders' Rights Plan, adopted January 11, 2000, each holder of common stock of record at the close of business on January 16, 2000 is entitled to purchase from the Company one one-hundredth of a share of the Company's Class A Junior Participating Preferred Stock (or in certain circumstances, cash, property or other securities) at a price of $17.50 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment.


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In the event that any person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person"), each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right. Issuances (and consequent beneficial ownership) of Common Stock (at or in excess of such 15% threshold) by the Company in connection with certain acquisition transactions effected by the Company and approved by the Board of Directors are excepted from this provision.


         ITEM 2.           EXHIBITS

          None.





                           SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

         Date:  August 9, 2000
                                          COOKER RESTAURANT CORPORATION




                                           By: /s/ Henry R. Hillenmeyer
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                                               Name:  Henry R. Hillenmeyer
                                               Title: Chairman and Chief
                                  					               Executive Officer